Exhibit 99.1

Paul Broyer,

Candela Corporation 508-358-7400 x435

CANDELA REPORTS EARNINGS FROM CONTINUING
OPERATIONS GREW 59%

WAYLAND, MA, November 2, 2004 — Candela Corporation (NASDAQ: CLZR) today reported that earnings from continuing operations for the quarter ended October 2, 2004 were $2,846,000 versus $1,789,000 for the same period a year earlier. Earnings per share (EPS) from continuing operations were $0.12 versus $0.08 — an increase of 50% over the prior period.

Revenues for the quarter were $22,391,000 versus $18,686,000 in the previous year — an increase of 20%.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, commented: “The July to September period is seasonally our slowest. We are pleased with our growth in earnings and revenues. We believe this is a good start to what we expect will be a solid fiscal year for Candela.”

About Candela:

Candela Corporation, an ISO-9001 certified company, develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices in the United States, Europe, Japan and other Asian locations. Candela established the aesthetic laser market 16 years ago, and currently has an installed base of over 7,500 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran). Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our future revenue, gross margin, and expense levels, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the arbitration proceeding initiated by Candela to determine the respective obligations of Candela on the one hand and the Regents of the University of California on the other hand under their existing license Agreement, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 3, 2004. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

(TABLES FOLLOW)

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:
	October 2,	September 27,
	2004	2003

Revenue	$22,391	$18,686
Cost of sales	10,350	9,373

Gross profit	12,041	9,313

Operating expenses:
Research and development	1,335	1,076
Selling, general and administrative	6,660	5,403

Total operating expenses	7,995	6,479

Income from operations	4,046	2,834

Other income (expense):
Interest income	96	79
Interest expense	—	(4)
Other income	43	32

Total other income	139	107

Income from continuing operations before income taxes	4,185	2,941

Provision for income taxes	1,339	1,152

Net income from continuing operations	2,846	1,789
Discontinued operations:
Loss from discontinued skin care center operations	—	(298)
Loss on disposal of Skin Care Center, including provision of 3,348 for operating losses less income tax benefit of 1,253.	—	(2,095)

Net income	$2,846	$(604)

Net income (loss) per share of common stock:
Basic:
Income from continuing operations	$0.13	$0.08
Loss from discontinued operations	—	(0.11)
Basic earnings per share	0.13	(0.03)

Diluted:
Income from continuing operations	0.12	0.08
Loss from discontinued operations	—	(0.11)
Diluted earnings per share	$0.12	$0.03

Weighted average shares outstanding	22,326	21,388

Diluted weighted average shares outstanding	23,031	22,188

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	October 2,	July 3,
	2004	2004

Assets

Current assets:
Cash and cash equivalents	$36,871	$37,396
Accounts receivable, net	32,202	34,302
Notes receivable	543	1,151
Inventories, net	14,352	13,571
Other current assets	4,259	2,184

Total current assets	88,227	88,604

Property and equipment, net	3,338	3,406

Other assets	7,377	8,469

Total assets	$98,942	$100,479

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$4,940	$6,973
Accrued payroll and related expenses	3,188	5,428
Accrued warranty	4,468	4,946
Income taxes payable	2,714	1,844
Other accrued liabilities	2,767	3,586
Deferred revenue	3,702	3,421
Total current liabilities	21,779	26,198

Long-term liabilities	4,195	3,945
Net liabilities of discontinued operations	3,388	3,567

Stockholders' equity
Common stock	246	246
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	53,221	53,069
Accumulated earnings	28,869	26,023
Cumulative translation adjustment	241	428
Total stockholders' equity	69,580	66,769

Total liabilities and stockholders' equity	$98,942	$100,479